Exhibit 5.1
[SULLIVAN & CROMWELL LLP LETTERHEAD]
March 16, 2010
First Niagara Financial Group, Inc.,
     726 Exchange Street,
          Suite 618,
               Buffalo, New York 14210.
First Niagara Financing Trust I
First Niagara Financing Trust II
First Niagara Financing Trust III
     c/o First Niagara Financial Group, Inc.,
          726 Exchange Street,
               Suite 618,
                    Buffalo, New York 14210.
Ladies and Gentlemen:
          We are acting as counsel to First Niagara Financial Group, Inc., a Delaware corporation (the “Company”), and to First Niagara Financing Trust I, First Niagara Financing Trust II and First Niagara Financing Trust III, each a Delaware statutory trust (the “Trusts”), in connection with the filing of Post-Effective Amendment No. 2 (the “Amendment”) to the Company’s registration statement on Form S-3, File No. 333-153640 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”). The Amendment registers senior debt securities and subordinated debt securities, including junior subordinated debt securities (such junior subordinated debt securities, the “Debentures”), of the Company; guarantees of the Company with respect to the payment of distributions on and the redemption or liquidation price of the preferred securities of each of the Trusts (such debt securities and guarantees, collectively, the “Securities”), and preferred securities of each of the Trusts, that may be issued from time to time.

First Niagara Financial Group, Inc.
          In connection with the filing of the Amendment, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Company’s Board of Directors authorizing the registration of the Securities (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion:
          (1) When the Amendment has become effective under the Act, when indentures (including supplemental indentures, as applicable) relating to the senior debt securities and subordinated debt securities (other than Debentures, which we address below, being referred to herein as the “Indenture Securities”) have been duly authorized, executed and delivered, when the terms of the Indenture Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and supplemental indenture, as applicable (the “Applicable Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Indenture Securities have been duly executed and authenticated in accordance with the Applicable Indenture and issued and sold as contemplated in the Amendment, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions, the Indenture Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The debt securities covered by the opinion in this paragraph include any debt securities that may be issued as part of the units or upon exercise or otherwise pursuant to the terms of any other securities previously registered under the Registration Statement, as well as any purchase contracts or units that may be issued under the indentures relating to the debt securities, but they do not include any Debentures.
          (2) When the Amendment has become effective under the Act, when the guarantee and related agreements under which the guarantees are to be issued, the trust agreements under which the preferred securities of the Trusts are to be issued and the supplemental indentures under which (together with the Applicable Indenture referenced in paragraph (1) above related to the Company’s subordinated debt securities) the Debentures are to be issued have been duly executed and delivered, when the terms of the guarantees, the related preferred securities of the Trusts and the corresponding Debentures and of their issuance have been duly established in conformity with the guarantee and related agreements, the trust agreements and the related Applicable Indenture and supplemental indentures, as applicable, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon

First Niagara Financial Group, Inc.
the Company or the relevant Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the relevant Trust, and when the guarantees, the related preferred securities of the Trusts and the corresponding Debentures have been duly executed and (if required) authenticated in accordance with the guarantee and related agreements, the trust agreements and the related Applicable Indenture and supplemental indentures, as applicable, and issued and sold by the Company and the respective Trusts, as applicable, as contemplated in the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions, the guarantees and the Debentures will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The guarantees and Debentures covered by the opinion in this paragraph include any guarantees and Debentures that, with the corresponding preferred securities of the Trusts, may be issued as part of the units or upon exercise or otherwise pursuant to the terms of any other Securities.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that each Applicable Indenture and agreement under which the guarantees are to be issued has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified, and that the governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine. Finally, we have assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.
          We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ SULLIVAN & CROMWELL LLP